Exhibit 99.5

YARROW MANAGEMENT’S DISCUSSION and ANALYSIS OF FINANCIAL CONDITION and RESULTS of OPERATIONS

You should read the following discussion and analysis of Yarrow’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included elsewhere in the Combined Company’s (as defined below) Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2026 (the “Form 8-K”) and our audited financial statements and notes thereto included in the Form 8-K. This discussion contains forward-looking statements based upon Yarrow’s current plans, estimates and beliefs related to future events and Yarrow’s future financial performance that involve risks, uncertainties and assumptions. Yarrow’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements as a result of various factors. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in the definitive proxy statement/prospectus filed on Form S-4 with the SEC, most recently amended on June 3, 2026, and declared effective on June 15, 2026 (the “proxy statement/prospectus”), particularly in the section titled “Risk Factors.”

Overview

Yarrow is a clinical-stage biotechnology company focused on developing transformative therapies for autoimmune thyroid diseases. Yarrow’s lead product candidate, YB-101 (also known as GenSci098), is a humanized, monoclonal antibody targeting the thyroid stimulating hormone receptor (“TSHR”), which Yarrow plans to develop for the treatment of Graves’ disease (“GD”) and potentially thyroid eye disease (“TED”). Both GD and TED are serious and poorly treated autoimmune diseases in which autoantibodies against TSHR attack and overstimulate the receptor, leading to a wide spectrum of thyroidal and extra-thyroidal clinical sequelae. YB-101 was designed to selectively bind to TSHR and block autoantibody-induced receptor activation, thereby directly inhibiting the pathogenic activity of thyroid-stimulating autoantibodies that drive disease progression in GD and TED as well as the biological pathway responsible for hyperthyroidism and orbitopathy. In December 2025, Yarrow in-licensed from Changchun GeneScience Pharmaceutical Co., Ltd. and its affiliates (collectively, “GenSci”) the exclusive rights to develop YB-101 for the treatment of GD and TED outside of China.

From its inception in October 2025 until it in-licensed the exclusive rights to develop YB-101 for GD and TED outside of China from GenSci, Yarrow devoted substantially all of its resources to raising capital, organizing and staffing Yarrow, business and scientific planning, establishing arrangements with third parties, and providing general and administrative support for these operations. Since December 2025, Yarrow has continued its focus on these activities and has also initiated clinical development of YB-101 in GD, including filing an investigational new drug application (“IND”) with U.S. Food and Drug Administration (“FDA”), which has been cleared, and the initiation of a combined Phase 2a/ Phase 2b trial of YB-101 in patients with GD in June 2026.

As of June 30, 2026, Yarrow has seven employees and does not intend to use any of the workforce of VYNE Therapeutics Inc., a Delaware corporation (“VYNE”), or GenSci going forward, except for the appointment of VYNE’s Chief Financial Officer, Tyler Zeronda, as Chief Financial Officer of the Combined Company as of the closing of the Merger (as defined below), and potential continued employment of certain finance personnel from VYNE’s finance department. Yarrow does not have any products approved for sale and has not generated any revenue from product sales. To date, Yarrow has funded its operations primarily with proceeds from the issuance of Yarrow’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Yarrow Preferred Stock”), from which Yarrow received gross proceeds of $100.0 million in December 2025.

Yarrow has incurred operating losses since inception. Yarrow’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of YB-101 and any future product candidates Yarrow may develop. Yarrow generated net losses of $6.5 million and $9.3 million for the three and six months ended June 30, 2026, respectively. As of June 30, 2026, Yarrow had an accumulated deficit of $80.3 million. Yarrow expects to continue to incur significantly increased expenses for the foreseeable future if and as Yarrow:

•	continues the clinical development of YB-101 in the United States and territories outside of China and initiates and advances preclinical studies and clinical trials of future product candidates;

•	seeks and identifies additional product candidates and initiates discovery-related activities and preclinical studies for those product candidates;

•	pursues INDs or comparable foreign applications that allow commencement of its planned clinical trials or future clinical trials;

•	initiates enrollment in and successfully completes clinical trials;

•	hires research and development, clinical, manufacturing and commercial personnel;

•	adds operational, financial and management information systems and personnel;

•	experiences any delays, challenges, or other issues associated with the preclinical and clinical development of its product candidates, including with respect to its regulatory strategies;

•	develops, maintains and enhances a sustainable, scalable, reproducible and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third-party or Yarrow’s own manufacturing facility for Yarrow’s current and any future product candidates;

•	seeks, obtains and maintains regulatory approvals for any product candidates for which Yarrow successfully completes clinical trials;

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any product candidates for which Yarrow may obtain regulatory approval;

•	generates revenue from commercial sales of product candidates for which Yarrow receives regulatory approval, if any;

•	pursues positive results from future clinical trials that support the safety, tolerability and efficacy profile of any product candidates Yarrow may develop;

•	maintains, expands, enforces, defends and protects its intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products Yarrow may develop and defend any intellectual property-related claims;

•	further acquires or in-licenses product candidates or programs, intellectual property and technologies;

•	maintains Yarrow’s current collaborations and establishes and maintains any future collaborations, including making royalty, milestone or other payments thereunder; and

•	incurs additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of Yarrow’s current and any future product candidates could mean a significant change in the costs and timing associated with the development of such product candidates. For example, if the FDA or another comparable regulatory authority were to require Yarrow to conduct clinical trials beyond those that Yarrow currently anticipates, or if Yarrow experiences significant delays in its future preclinical studies or clinical trials, Yarrow would be required to expend significant additional financial resources and time to advance and complete clinical development. Yarrow may never obtain regulatory approval for any of its product candidates.

Yarrow will not generate revenue from product sales unless and until Yarrow successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Yarrow obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, Yarrow expects to incur significant expenses related to developing its commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result of all the foregoing, Yarrow expects to need substantial additional funding to support its continued operations and growth strategy. Until such a time as Yarrow can generate significant revenue from product sales, if ever, Yarrow expects to finance its operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. Yarrow may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If Yarrow fails to raise capital or enter into such agreements as, and when, needed, Yarrow may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates.

Because of the numerous risks associated with product development, Yarrow is unable to accurately predict the timing or amount of increased expenses or when or if Yarrow will be able to achieve or maintain profitability. Even if Yarrow is able to generate product sales, Yarrow may not become profitable. If Yarrow fails to become profitable or is unable to sustain profitability on a continuing basis, then Yarrow may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

As of June 30, 2026, Yarrow had cash and cash equivalents of $18.7 million.

VYNE and Yarrow entered into an Agreement and Plan of Merger on December 17, 2025, as amended on January 30, 2026 (the “Merger Agreement”), pursuant to which, among other matters, Yellow Merger Sub Corp., a direct, wholly owned subsidiary of VYNE, merged with and into Yarrow, with Yarrow surviving as a wholly owned subsidiary of VYNE and the surviving corporation of the merger (the “Merger”). In connection with the Merger, VYNE changed its name to “Yarrow Bioscience, Inc.” VYNE following the Merger is referred to herein as the “Combined Company.” The Combined Company is led by Yarrow’s management team and is focused on developing transformative therapies for autoimmune thyroid diseases.

Concurrent with the execution of the Merger Agreement, Yarrow entered into a Series A stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with certain institutional and accredited investors pursuant to which such persons invested in and purchased an aggregate of 14,516,188 shares of Yarrow Preferred Stock at a purchase price of $6.89 per share for aggregate gross proceeds to Yarrow of $100.0 million.

Concurrent with the execution of the Merger Agreement, Yarrow also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors pursuant to which Yarrow issued and sold to investors, immediately prior to the Merger, shares of Yarrow common stock, par value $0.0001 per share (the “Yarrow Common Stock”), or in lieu thereof, pre-funded warrants to purchase shares of Yarrow Common Stock (each, a “Yarrow Pre-Funded Warrant”) for gross proceeds of approximately $100.0 million (the “Yarrow Pre-Closing Financing”). At the effective time of the Merger, (i) shares of Yarrow Common Stock issued in the Yarrow Pre-Closing Financing converted into shares of VYNE common stock in accordance with the Exchange Ratio (as defined below) and (ii) Yarrow Pre-Funded Warrants converted into a pre-funded warrant to purchase shares of VYNE common stock, subject to adjustment as set forth in the Merger Agreement and the form of pre-funded warrant. The proceeds from the Yarrow Pre-Closing Financing are expected to advance the Combined Company’s pipeline and will be used for research and development, business development, working capital, and other general corporate purposes.

On July 27, 2026 (the “Closing Date”), the Company completed the Merger. In connection with the completion of the Merger, the Company changed its name from “Yarrow Bioscience, Inc.” to “Yarrow Bioscience Operating Company Corp.,” VYNE changed its name to “Yarrow Bioscience, Inc.” and the current business of the Company became the primary business of the Combined Company.

On the Closing Date, VYNE issued an aggregate of 2,130,731 shares of its common stock to the Company’s stockholders (after giving effect to the 1-for-50 reverse stock split of VYNE common stock in connection with the Merger), based on the exchange ratio of 0.7171 shares of VYNE common stock for each share of Yarrow Common Stock (the “Exchange Ratio”), including those shares of Yarrow Common Stock issued upon the conversion of the Company’s preferred stock and those shares of Yarrow Common Stock issued in the Yarrow Pre-Closing Financing . In addition, the outstanding and unexercised Yarrow Pre-Funded Warrants were converted into 25,590,346 pre-funded warrants to purchase shares of VYNE common stock on the existing terms and conditions and outstanding options to purchase shares of the Company’s common stock were converted into 2,002,282 options to purchase shares of VYNE common stock on the existing terms and conditions (including with respect to vesting and accelerated vesting).

The Merger has been accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, the Company is deemed to be the accounting acquirer for financial reporting purposes. This determination is primarily based on the fact that, immediately following the Merger: (i) the Company’s stockholders own a substantial majority of the voting rights in the Combined Company; (ii) the Company’s largest stockholders retained the largest interest in the Combined Company; (iii) the Company designated the initial members of the board of directors of the Combined Company; and (iv) the Company’s executive management team became the management team of the Combined Company. Historical common stock figures of the Company have been retroactively restated based on the exchange ratio of approximately 0.7171.

Yarrow estimates that the net proceeds from the Yarrow Pre-Closing Financing, together with its existing cash and cash equivalents as of June 30, 2026 will be sufficient to enable Yarrow to fund its operating expenses and capital expenditure requirements into 2028. Yarrow has based this estimate on assumptions that may prove to be wrong, Yarrow’s operating plan may change as a result of many factors currently unknown to Yarrow and Yarrow could exhaust its available capital resources sooner than Yarrow expects. See the sections titled “— Liquidity and Capital Resources” and “Risk Factors — Risks Related to Yarrow — Risks Related to Yarrow’s Limited Operating History, Financial Position and Capital Requirements” in the proxy statement/prospectus.

Impact of General Economic Risk Factors on Yarrow’s Operations

Uncertainty in the global economy presents significant risks to Yarrow’s business. Yarrow is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto and rising tensions with China, and supply chain disruptions. While Yarrow is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of its business, including the impacts on Yarrow’s access to capital, ability to manufacture drug product, ability to conduct clinical trials, and its clinical trial participants, employees, suppliers, vendors and business partners, the ultimate extent of the impact on Yarrow’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Yarrow’s control and could exist for an extended period of time. Yarrow will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors — Risks Related to Yarrow — Risks Related to Yarrow’s Business and Operations” in the proxy statement/prospectus.

Components of Results of Operations

Revenue

To date, Yarrow has not generated revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Yarrow’s development efforts for its product candidates are successful and result in regulatory approval, Yarrow may generate revenue in the future from product sales or payments from future collaboration or license agreements that Yarrow may enter into with third parties, or any combination thereof. Yarrow cannot predict if, when, or to what extent Yarrow will generate revenue from the commercialization and sale of its product candidates. Yarrow may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Yarrow’s operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the development and research of Yarrow’s product candidates. These expenses include:

•	expenses incurred in connection with the clinical development of YB-101 and discovery-phase and clinical development of any future product candidates Yarrow may identify, including under future agreements with third parties, such as consultants and contractors; and

•	personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

Yarrow expenses research and development costs as incurred. For the period from October 3, 2025 (inception) to December 31, 2025, Yarrow recognized $70.0 million of expenses in connection with the upfront payment to GenSci for entry into the GenSci License Agreement (as defined below), in Yarrow’s statement of operations. See the section titled “Contractual Obligations and Other Commitments” below for further details on the research plan.

Yarrow’s primary focus since inception has been the identification and development of its pipeline product candidates. Yarrow’s research and development expenses primarily consist of external costs, such as the upfront payment made to GenSci under the GenSci License Agreement. See the section titled “Contractual Obligations and Other Commitments” below for further details on the GenSci License Agreement.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits, and equity-based compensation, for individuals in Yarrow’s executive, finance, operations, human resources, legal, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

Yarrow expects that its general and administrative expenses will increase substantially for the foreseeable future as Yarrow increases its headcount to support the expected growth. Yarrow also expects to incur increased expenses associated with the Merger, the Yarrow Pre-Closing Financing and becoming a public company, including increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. Yarrow also expects to incur additional intellectual property-related expenses as Yarrow files patent applications to protect innovations arising from its research and development activities.

Results of Operations for the Three and Six Months ended June 30, 2026

The following table summarizes Yarrow’s statement of operations for the period presented (in thousands):

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Operating expenses:
Research and development	$4,939	$6,185
General and administrative	1,757	3,373
Total operating expenses	6,696	9,558
Net loss from operations	(6,696)	(9,558)
Interest income	184	301
Net loss	$(6,512)	$(9,257)

Research and Development Expenses

The following table summarizes Yarrow’s research and development expenses incurred for the period presented (in thousands):

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Research and development costs for YB-101:
Clinical and external research and development costs	$4,197	$5,105
Personnel related	732	1,068
Other	10	12
Total research and development expenses	$4,939	$6,185

Research and development expenses were $4.9 million and $6.2 million for the three and six months ended June 30, 2026, respectively, consisting of research and development expense due to third-party CROs for clinical development costs for YB-101 and personnel-related costs.

General and Administrative Expenses

The following table summarizes Yarrow’s total general and administrative expenses for the period presented (in thousands):

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Personnel related	$801	$1,396
Professional and consulting fees	877	1,851
Other	79	126
Total general and administrative expenses	$1,757	$3,373

General and administrative expenses were $1.8 million and $3.4 million for the three and six months ended June 30, 2026 and consisted primarily of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees due to an increase in Yarrow’s business activity as Yarrow began preparing to become a public company.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Yarrow has incurred significant operating losses. Yarrow expects to incur significant expenses and operating losses for the foreseeable future as Yarrow commences clinical development of YB-101. Yarrow has not yet commercialized any products and Yarrow does not expect to generate revenue from sales of products for several years, if at all. To date, Yarrow has funded its operations primarily with proceeds from the sale of Yarrow Preferred Stock. In December 2025, Yarrow received $100.0 million in gross proceeds from the issuance of Yarrow Preferred Stock. As of June 30, 2026, Yarrow had cash and cash equivalents of $18.7 million.

Yarrow’s primary use of cash is to fund the development of YB-101 and advance its pipeline. This includes both the research and development costs and the general and administrative expenses required to support those operations. Since Yarrow is currently a clinical-stage biotechnology company, Yarrow has incurred significant operating losses since its inception and Yarrow anticipates such losses to increase as Yarrow continues to pursue clinical development of its product candidates, prepares for the potential commercialization of Yarrow’s product candidates, and expands Yarrow’s pipeline research and development efforts.

Yarrow has historically financed its operations through the sale of its preferred stock. However, there can be no assurance that Yarrow will be able to obtain additional liquidity through financings or in the public market or that these funds will be readily available at terms acceptable to Yarrow or in an amount sufficient to enable Yarrow to satisfy its obligations or sustain operations in the future. If Yarrow is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables and indebtedness, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations or force Yarrow to grant rights to develop and commercialize product candidates that it would otherwise prefer to develop and commercialize on its own. There can be no assurance that such a plan will be successful.

Yarrow estimates that the net proceeds from the Yarrow Pre-Closing Financing of $100 million, received in July 2026, together with its existing cash and cash equivalents as of June 30, 2026 will be sufficient to enable Yarrow to fund its operating expenses and capital expenditure requirements into 2028. Yarrow will need to secure additional financing in the future to fund additional research and development, and before a commercial drug can be produced, marketed, and sold. If Yarrow is unable to obtain additional financing or generate license or product revenue, the lack of liquidity could have a material adverse effect on Yarrow.

Cash Flows

The following table summarizes Yarrow’s cash flows for the period presented (in thousands):

Six Months Ended June 30, 2026
Net cash used in operating activities	$(81,219)
Net decrease in cash	$(81,219)

Net Cash Used in Operating Activities

For the six months ended June 30, 2026, net cash used in operating activities was $81.2 million, which was primarily attributable to the payment of the acquired research and development that was included in the accrued expenses at December 31, 2025 and the net loss of $9.2 million.

Future Funding Requirements

To date, Yarrow has not generated any revenue from product sales. Yarrow does not expect to generate revenue from product sales unless and until Yarrow successfully completes preclinical and clinical development of, receives regulatory approval for, and commercializes a product candidate, and Yarrow does not know when, or if at all, that will occur. Yarrow expects its expenses to increase substantially in connection with its ongoing activities, particularly as Yarrow initiates clinical trials and advances future preclinical activities and studies. In addition, if Yarrow obtains regulatory approval for any product candidates, Yarrow expects to incur significant expenses related to product sales, marketing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. The timing and amount of Yarrow’s operating expenditures will depend largely on the factors set out above. For more information, see the section titled “Risk Factors — Risks Related to Yarrow — Risks Related To Yarrow’s Limited Operating History, Financial Position and Capital Requirements” in the proxy statement/prospectus.

Yarrow’s funding requirements and timing and amount of its operating expenditures will depend on many factors, including, but not limited to:

•	the rate of progress in Yarrow’s clinical development of YB-101 and future research and development and discovery-related development of future product candidates;

•	the scope, progress, results and costs of product candidates and discovery-related activities and preclinical studies for those product candidates;

•	Yarrow’s ability to successfully file INDs or comparable foreign applications and obtain authorization to commence Yarrow’s planned clinical trials or future clinical trials;

•	the costs of enrollment and successful completion of clinical trials;

•	the costs necessary to pursue positive results from Yarrow’s future clinical trials that support a finding of safety and effectiveness and an acceptable risk-benefit profile in the intended populations;

•	the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•	the costs of adding operational, financial and management information systems and personnel;

•	the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•	the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Yarrow’s own manufacturing facility for its product candidates;

•	the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any product candidates, for any of Yarrow’s product candidates for which Yarrow receives regulatory approval;

•	the revenue, if any, received from commercial sales of Yarrow’s product candidates for which Yarrow receives marketing approval;

•	the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting Yarrow’s intellectual property rights and protection or regulatory exclusivity for any products Yarrow may develop and defending any intellectual property-related claims;

•	the timing and payment of milestone, royalty or other payments Yarrow must make pursuant to Yarrow’s existing and potential future collaborations and licensing arrangements with third parties;

•	the costs Yarrow incurs in maintaining business operations;

•	the costs associated with being a public company, including costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•	the effect of competing technological and market developments; and

•	the extent to which Yarrow acquires or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for product candidates.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Yarrow may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Yarrow’s product candidates, if approved, may not achieve commercial success. Yarrow’s commercial revenues, if any, will be derived from sales of products that Yarrow does not expect to be commercially available for many years, if ever. Accordingly, Yarrow will need to obtain substantial additional funds to achieve its business objectives.

Adequate additional funds may not be available to Yarrow on acceptable terms, or at all. Yarrow does not currently have any committed external source of funds. To the extent that Yarrow raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Yarrow’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute your ownership interest.

If Yarrow raises additional funds through strategic collaborations or licensing arrangements with third parties, Yarrow may have to relinquish valuable rights to its technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to Yarrow. If Yarrow is unable to raise additional funds through equity or debt financings when needed, Yarrow may be required to delay, limit or terminate its product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that Yarrow would otherwise prefer to develop and market itself.

Yarrow estimates that the net proceeds from the Yarrow Pre-Closing Financing, together with its existing cash and cash equivalents as of the June 30, 2026 will be sufficient to enable Yarrow to fund its operating expenses and capital expenditure requirements into 2028. Yarrow has based this estimate on assumptions that may prove to be wrong, Yarrow’s operating plan may change as a result of many factors currently unknown to Yarrow and Yarrow could exhaust its available capital resources sooner than Yarrow expects.

Contractual Obligations and Other Commitments

GenSci License Agreement

On December 15, 2025, GenSci and Yarrow entered into an exclusive license agreement (the “GenSci License Agreement”), pursuant to which Yarrow obtained from GenSci an exclusive, royalty-bearing license to develop, manufacture, and commercialize YB-101 (also known as GenSci098), an antibody targeting the TSHR, outside Greater China for all fields of use, including the treatment of GD and TED. GenSci retained rights to exploit these assets in Greater China. Under the GenSci License Agreement, and subject to limited exceptions in which GenSci will perform certain development activities outside Greater China, Yarrow is responsible for all development and commercialization activities for YB-101 outside Greater China. GenSci is obligated to provide Yarrow with clinical data relating to YB-101 that exists as of the effective date in connection with the initial know-how transfer. Additionally, each party is obligated to provide the other party with certain clinical data generated by that party during the development of YB-101 as part of the ongoing information exchange.

More specifically, clinical data generated by GenSci will be shared with Yarrow for inclusion in global safety reports and regulatory submissions by Yarrow to global health authorities including the FDA. Yarrow will become the manager of the YB-101 global safety database responsible for the maintenance, compilation and submission of required safety reports to global health authorities including the FDA; as a result, data sharing between Yarrow and GenSci will continue during the term of the GenSci License Agreement. Yarrow does not currently anticipate outsourcing preclinical or clinical research to GenSci, but could consider doing so in the future. Manufacturing data generated by GenSci related to the manufacturing and testing of YB-101 will be shared with Yarrow on an ongoing basis to support global regulatory filings related to manufacturing.

Exclusivity

Subject to customary exceptions, during the term of the GenSci License Agreement, neither Yarrow (with respect to activities outside Greater China) nor GenSci (with respect to activities in Greater China), nor their respective affiliates, may directly or indirectly clinically develop or commercialize specified categories of antibodies directed to TSHR.

Financial Consideration

Under the GenSci License Agreement, GenSci received an upfront payment of $70.0 million. GenSci is also eligible to receive up to approximately $1.295 billion in additional contingent payments based on GenSci’s completion of the manufacturing technology transfer, GenSci’s achievement of a development milestone, as well as Yarrow’s achievement of development, regulatory approval, and commercial sales-based milestones. Specifically, GenSci is eligible to receive up to approximately $100 million in contingent payments based on the achievement of specified clinical development milestones by Yarrow or GenSci, including a $50 million near-term development milestone, as applicable, and up to $150 million in contingent payments based on Yarrow’s achievement of specified regulatory approval milestones. In addition, GenSci is eligible to receive tiered royalties ranging from the low teens to the low-mid teens on annual net product sales outside Greater China during the applicable royalty term. The royalty term for a licensed product in a given country commences upon the first commercial sale of the licensed product in that country and continues until the latest of: (a) the expiration of the last royalty-bearing valid claim of the licensed patents covering the licensed product in that country; (b) the tenth anniversary of the first commercial sale of the licensed product in that country; and (c) the expiration of all regulatory exclusivity for the licensed product in that country. The expected expiry of the last-to-expire royalty payment obligation is January 20, 2046.

Termination

The GenSci License Agreement will remain in effect until the expiration of all royalty terms. Either party may terminate the GenSci License Agreement for an uncured material breach or insolvency of the other party. GenSci may terminate the GenSci License Agreement in the event of a specified patent challenge by Yarrow or its affiliates or if Yarrow ceases all development activities outside Greater China for a substantial period of time prior to achieving a specified regulatory approval milestone. Following a specified near-term triggering event, Yarrow may terminate the GenSci License Agreement for convenience upon providing the required notice.

Critical Accounting Policies and Significant Judgments and Estimates

Yarrow’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Yarrow to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Yarrow’s estimates are based on its historical experience and on various other factors that Yarrow believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Yarrow’s significant accounting policies are described in more detail in Note 2 to its financial statements for the period ended June 30, 2026 included elsewhere in the Form 8-K, Yarrow believes the following accounting policies used in the preparation of Yarrow’s financial statements require the most significant judgments and estimates.

Research and Development Contract Costs Accruals

Yarrow records the costs associated with research and development as incurred. These costs are a significant component of Yarrow’s research and development expenses, with a substantial portion of Yarrow’s ongoing research and development activities conducted by third-party service providers, including CROs and contract manufacturing organizations (“CMOs”).

Yarrow accrues for expenses resulting from payments due under the GenSci License Agreement and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to Yarrow. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with GenSci, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. Yarrow makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to GenSci, a CRO, a CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to Yarrow’s accruals could materially affect Yarrow’s results of operations. For the periods presented, Yarrow has not experienced any material deviations between accrued and actual research and development expenses.

Stock-Based Compensation

Yarrow measures stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of Yarrow Common Stock, based on their fair value on the date of grant using the Black-Scholes model. Compensation expense for those awards is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Yarrow had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Yarrow accounts for forfeitures as they occur. Yarrow classifies its stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Black-Scholes model uses inputs that are determined by the Yarrow board of directors on the date of grant and assumptions Yarrow makes for the volatility of stock-based awards, the expected term of stock-based awards, the risk-free interest rate for a period that approximates the expected term of Yarrow’s stock-based awards and its expected dividend yield. Yarrow has historically been a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, Yarrow estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for a term equal to the remaining time of the expected term. The expected term of Yarrow’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Yarrow has estimated a 0% dividend yield based on the expected dividend yield and the fact that Yarrow has never paid, and does not expect to pay, any cash dividends in the foreseeable future. See Note 2 to Yarrow’s financial statements for the period ended June 30, 2026 included elsewhere in the Form 8-K for information concerning certain of the specific assumptions Yarrow used in applying the Black-Scholes model to determine the estimated fair value of its stock options granted in the periods presented.

Determination of Fair Value of Common Stock

As there has been no public market for the Yarrow Common Stock from October 3, 2025 (inception) to the Closing Date, the estimated fair value of stock-based awards has been determined by the Yarrow board of directors as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that Yarrow believed were relevant. All options to purchase shares of Yarrow Common Stock are intended to be granted with an exercise price per share no less than the estimated fair value per share of the common stock underlying those options on the date of grant, based on the information known to Yarrow on the date of grant. The third-party valuations of the common stock were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, the Yarrow board of directors considered various objective and subjective factors to determine the fair value of Yarrow’s share-based awards as of each grant date, including:

•	the price at which Yarrow sold shares of Yarrow Preferred Stock and the preferences of the Yarrow Preferred Stock relative to its stock-based awards at the time of each grant;

•	the valuations of Yarrow Common Stock;

•	the progress of Yarrow’s research and development programs;

•	Yarrow’s stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	Yarrow’s financial position, including cash on hand, and Yarrow’s historical and forecasted performance and operating results; and

•	the lack of an active public market for Yarrow Common Stock at the grant dates.

Yarrow Common Stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

Yarrow’s independent third-party valuation was used, in part, by Yarrow’s board of directors to determine the price per share of Yarrow Common Stock and by management to determine the estimated fair value of the Yarrow Common Stock. This valuation utilized the hybrid method described above to value the common stock as of December 17, 2025. This valuation included the merger transaction and longer term trade sale / transaction scenarios. From inception to June 30, 2026, Yarrow has issued the following stock option awards to its employees and non-employee directors:

					(in thousands)
Grant Date	Award Type	Number Granted	Exercise Price	Grant Date Fair Value	Compensation Expense	Unrecognized Compensation Expense
1/30/2026(1)	Stock Options	1,299,727	$6.19	$4.40	$5,718	$5,057
4/17/2026(1)	Stock Options	667,428	$6.19	$4.22	$2,816	$2,669
6/25/2026(1)	Stock Options	105,384	$6.19	$4.29	452	447

(1)	Yarrow’s independent third-party valuation (the “valuation”) was used, in part, by the Yarrow board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock. An independent third-party valuation of Yarrow determined that the value of Yarrow’s common stock was $6.19 per share as of December 17, 2025, which was utilized as an input to determine the exercise price and the grant date fair value of stock options granted by Yarrow on January 30, 2026, April 17, 2026 and June 25, 2026. The fair value of Yarrow’s common stock was estimated using a hybrid method as part of Yarrow’s December 17, 2025 valuation of its common stock price per share, which considered a merger transaction scenario and a longer term trade sale / transaction scenario. The probability of a merger scenario in such valuation was 80%, which was mainly driven by Yarrow’s execution of the Merger Agreement, the Series A Preferred Stock Purchase Agreement, and the Securities Purchase Agreement.

The difference between the fair value of the Yarrow Common Stock as of December 17, 2025 of $6.19 per share and the merger valuation of approximately $9.84 per share is the result of the application of (i) a present value discount reflecting the expected timing of the Merger closing and (ii) a discount for lack of marketability of the Yarrow Common Stock, which were both taken into account in Yarrow’s determination of the fair value of its common stock in the December 17, 2025 valuation. Additionally, the merger valuation is based only upon a scenario in which Yarrow completes the Merger and is not probability-weighted, in contrast to the December 17, 2025 valuation of the Yarrow Common Stock, which considered multiple potential outcomes, resulting in a lower valuation of the common stock than the merger valuation. Yarrow also signed the Series A Preferred Stock Purchase Agreement at $6.89 per share concurrently with the execution of the Merger Agreement. The $6.89 price is generally consistent with the value of common stock implied by the merger scenario in the December 17, 2025 valuation after applying the present value adjustment and discount for lack of marketability described above.

In the valuation, the probability weighting of the merger transaction scenario was 80%. If Yarrow had instead applied a weighting of 100% to the scheduled merger transaction scenario, the fair value of the common stock in the December 17, 2025 valuation would have been $8.63 per share (before giving effect to any discount for lack of marketability) as of December 17, 2025.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Yarrow had used significantly different assumptions or estimates, the fair value of Yarrow’s incentive shares and its stock-based compensation expense could have been materially different.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Yarrow’s financial position, results of operations or cash flows is disclosed in Note 2 to Yarrow’s financial statements for the period ended June 30, 2026 included elsewhere in the Form 8-K.

Off-Balance Sheet Arrangements

During the periods presented Yarrow did not have, nor does Yarrow currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risks

Yarrow is a smaller reporting company, as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and in Item 10(f)(1) of Regulation S-K, and is not required to provide the information under this item.